Exhibit 5.3

April 3, 2025	Partner: Richard Gray richard.gray@klgates.com T +61 2 9513 2322 Our ref: 8001610.00001

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

10 Glenlake Parkway

Suite 600, South Tower

Atlanta, GA 30328

Dear Addressees:

Americold – April 2025 Debt Securities Offering

We have acted as Australian legal advisors to the Australian Guarantor in connection with the Documents and Post-Effective Amendment (as each term is defined below). The Documents relate to, among other things, the offering of debt securities of the Issuer (as defined below) (the Debt Securities), including guarantees by the Australian Guarantor of the Debt Securities in the form and substance set out in the Documents. The Debt Securities, including the Guarantees, are to be issued under the Documents.

1.	Documents

We have examined and relied upon (without further inquiry) only the following documents:

(a)

the Indenture between, among others, the Issuer, Americold Realty Trust, Inc. (a Maryland corporation, the Parent Guarantor), the Australian Guarantor and the Trustee and dated as of September 12, 2024 (the Indenture);

(b)	the Second Supplemental Indenture between, among others, the Issuer, the Parent Guarantor, the Australian Guarantor and the Trustee and dated as of April 3, 2025;

(c)	the global note dated as of April 3, 2025 issued by the Issuer to Cede & Co., or its registered assigns evidencing the Debt Securities (the Global Note);

(d)	the notation of guarantee issued by the Australian Guarantor and dated as of April 3, 2025 (the Guarantee);

(e)	an electronic copy of the Final Prospectus Supplement dated 25 March, 2025 filed with the Securities and Exchange Commission by the Issuer and the Parent Guarantor on 27 March, 2025 (the Prospectus);

(f)	a certified copy of the extract of minutes of resolutions of the board of directors of the Australian Guarantor;

(g)	a certified copy of the constitution of the Australian Guarantor; and

(h)	the documents arising from the searches at the Australian Securities and Investments Commission referred to in paragraph 5(c).

2.	Definitions

Expressions defined in this Opinion or in a Document have the meanings given in this Opinion or that Document and:

(a)	Acting Person means Richard Gray, a partner of this firm and Harsharan Gill, a special counsel of this firm;

(b)	Addressees means the Issuer and the Parent Guarantor;

(c)	Australia means the Commonwealth of Australia;

(d)	Australian Guarantor means Americold Australian Holdings Pty Ltd ACN 117 491 291;

(e)	Company Extract means the documents referred to in paragraph 1(h);

(f)	Corporations Act means the Corporations Act 2001 (Cth);

(g)	Corporate Constitution means the document referred to in paragraph 1(g);

(h)	Document means a document referred to in paragraph 1(a), paragraph 1(b) or paragraph 1(d);

(i)	Issuer means Americold Realty Operating Partnership, L.P. (a Delaware limited partnership)

(j)	Opinion means this letter;

(k)

Post-Effective Amendment means the document entitled “Post-Effective Amendment No. 1 to Form S-3 Registration Statement Under the Securities Act of 1933” in the form executed by the Australian Guarantor;

(l)

Registration Statement means the Registration Statement on Form S-3 filed by the Parent Guarantor and Issuer on March 17, 2023, as amended by the Post-Effective Amendment and as may be amended and supplemented from time to time;

(m)	Relevant Jurisdiction means, as the context requires, the State of New South Wales and Australia;

(n)	Relevant Laws means the laws of the Relevant Jurisdictions;

(o)	Resolutions means the resolutions of the board of directors of the Australian Guarantor recorded in the minutes of meeting referred to in paragraph 1(f); and

(p)	Trustee means U.S. Bank Trust Company, National Association.

3.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

(a)	the Australian Guarantor is registered and existing as a limited liability company under the laws of the Relevant Jurisdictions;

(b)	the Australian Guarantor has all necessary corporate power and capacity

(i)	to execute and deliver the Documents and to perform its obligations under the Documents; and

(ii)	to issue the Guarantee;

(c)	the Australian Guarantor has validly executed each of the Documents;

(d)

the Australian Guarantor has taken all necessary corporate action to authorise the execution and delivery of the Documents to which it is expressed to be a party and to authorise the performance of its obligations under those Documents; and

(e)	the Australian Guarantor has taken all necessary corporate action to authorise the issuance of the Guarantee.

4.	Assumptions

In this Opinion we have assumed the following matters, and we have not made, nor are we obliged to make, any independent investigation of, or enquiries in respect of, those matters:

(a)	in relation to each Document or other document examined by us:

(i)	all signatories, seals, dates, duty stamps and markings are authentic;

(ii)	each person executing a Document for the Australian Guarantor is the actual person or persons authorised to do so under the terms of the Resolutions;

(iii)	if a copy or a specimen, it conforms in all respects to the original;

(iv)

it is accurate and complete, has not been amended, rescinded, terminated or revoked, it is in full force and effect, it has been, or will be, duly delivered and it is not subject to escrow or conditions;

(v)

it constitutes legal, valid, binding and enforceable obligations of all parties to it (other than the Australian Guarantor) under all applicable laws (other than, in respect of a Document and the Australian Guarantor, the Relevant Laws); and

(vi)

it has been duly authorised, executed and delivered or issued by all parties to it (other than the Australian Guarantor) under, and its execution, delivery, issue and performance by all parties to it complies with, all applicable laws (other than, in respect of a Document and the Australian Guarantor, the Relevant Laws);

(b)	each party to, or with the benefit of, a Document (other than the Australian Guarantor) is duly incorporated or organised and validly existing under all applicable laws;

(c)

all corporate records and other documents inspected by us are genuine, complete, up-to-date and accurate and no relevant corporate records have been withheld from us (whether deliberately or inadvertently);

(d)	in relation to the Resolutions and the Australian Guarantor entering into and performing its obligations under the Documents:

(i)	all required meetings of the directors or any committee of directors were duly convened and a quorum was present and acting throughout;

(ii)	any committee of directors has been duly constituted;

(iii)

all directors who attended and voted were entitled to be present at each required meeting of directors or a committee of directors and to vote, and all directors who passed each resolution were entitled to do so and were duly appointed;

(iv)

all requirements in relation to the meetings of directors or committee meetings and the Resolutions (including, but not limited to, all requirements in relation to the declaration of directors’ interests and the exercise of the power to vote by interested directors) were duly observed;

(v)

all directors acted properly in accordance with their legal, equitable and statutory duties to all persons in passing the Resolutions and without limitation, the directors of the Australian Guarantor, in resolving to enter into the Documents have not acted in breach of any fiduciary duty owed by them to the Australian Guarantor and justifiably formed the opinion that the execution and performance of the Documents by the Australian Guarantor is for the benefit of the Australian Guarantor;

(vi)

all required resolutions in relation to the Australian Guarantor entering into and performing its obligations under the Documents, have been duly passed, have not been revoked and have been accurately recorded in the records of the Australian Guarantor;

(vii)

no regulation or resolution has been passed at any general meeting of shareholders of the Australian Guarantor which has the effect of limiting the powers of the directors of the Australian Guarantor, but there is nothing on the face of the searches referred to in paragraph 5(e) or on the face of the Resolutions that would lead us to believe otherwise;

(e)	execution, delivery, issue or performance of a Document in a jurisdiction other than a Relevant Jurisdiction is legal, valid, binding and enforceable under all laws of that jurisdiction;

(f)

we are entitled to make all of the assumptions specified in section 129 of the Corporations Act on the basis of the Company Extract and the fact that no partner or solicitor of this firm nor any other person is disqualified by section 128(4) of the Corporations Act from making those assumptions;

(g)

at the date of this Opinion, no liquidator, administrator, receiver, receiver and manager or like officer has been appointed to the Australian Guarantor or any of its assets and the Australian Guarantor has not has been wound up or obtained protection from its creditors under any applicable laws (but we note that our searches in accordance with paragraph 5(e) do not evidence any such appointment);

(h)	the Australian Guarantor and each other party to, or with the benefit of, a Document is solvent at the time of, and after giving effect to, the entry into of each Document to which it is a party;

(i)	no laws other than the laws of the Relevant Jurisdictions affect this Opinion;

(j)

the Australian Guarantor enters into the Documents to which it is expressed to be a party in good faith and in its best interests and for the purpose of and in connection with the carrying on of its business and for its commercial benefit which is commensurate with the obligations to be undertaken by the Australian Guarantor under those Documents;

(k)

no person entitled to rely on this Opinion is aware that any assumption made by us is incorrect (but this assumption is not to affect any other person who is entitled to rely on this Opinion who is not so aware);

(l)	each choice of law contained in the Documents is bona fide and is not unconnected with the commercial realities of the transactions contemplated by the Documents;

(m)	the Australian Guarantor does not enter into a Document in the capacity of a trustee of any trust or settlement or as a partner of a partnership; and

(n)	we have assumed that the Australian Guarantor and each other party to, or with the benefit of, a Document has all licences and authorisations required by law for it to conduct its business.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)

this Opinion relates only to the laws of the Relevant Jurisdictions in force at the time of giving this Opinion. We neither express nor imply any opinion as to, and have not made any investigation of, the laws of any other jurisdiction. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws;

(b)	we give no opinion as to the enforceability of any Document;

(c)

we have relied upon on-line computer searches of records at the Australian Securities and Investments Commission in respect of the Australian Guarantor, made on April 3, 2025. However, those records are not necessarily complete or up-to-date. We have not made any other searches of any other records (public or otherwise) to inform our opinion in paragraph 3(a);

(d)

we have not been involved in, or responsible for, the preparation or content of any offering, briefing, information or disclosure document (including the Registration Statement, the prospectus dated 17 March 2023 and the Prospectus) in connection with the Documents or the transactions contemplated by the Documents (collectively, the Offering Documents), and we are not giving an opinion on, and do not assume any responsibility for, the accuracy, fairness or completeness of any statement contained in the Documents or Offering Documents (including without limitation, any schedule, exhibit, projection, or financial, statistical, operating, accounting, technical or economic or other information or data discussed or referred to in the Documents or Offering Documents), nor have we investigated or verified the completeness, accuracy, materiality or relevance of any facts or statements of fact or the reasonableness or pertinence of any statement of fact or whether any facts or statements of fact have not been disclosed or whether there are, or are not, reasonable grounds for any opinion, projection or statement as to any future matter or whether or not the person making the statement or expressing the opinion believes it to be complete, accurate, material or relevant;

(e)	in relation to our opinion in paragraph 3 we have relied upon an examination of the Corporate Constitution and the Resolutions and of the Documents to which the Australian Guarantor is a party;

(f)

only the Acting Person has any knowledge in relation to the things dealt with in this Opinion; we are not liable if any partner or solicitor of this firm other than the Acting Person has any knowledge which would render our assumptions or qualifications incorrect: we have not made any investigation as to whether any partner or solicitor of this firm other than the Acting Person has any such knowledge; and

(g)

the statements in this Opinion are made by us as lawyers admitted to practice in the State of New South Wales and we make those statements as they would be interpreted by the Courts of New South Wales, without reference to any laws or judicial decisions or statements of any other jurisdiction including without limitation, the United States of America.

6.	Benefit and consent

This Opinion is given only in relation to the Documents.

This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. We are not responsible for, and have not provided, any advice on the legal effect of the assumptions and qualifications set out in this Opinion. Persons entitled to rely on this Opinion should obtain their own legal advice on the effect, completeness and extent of application of those assumptions and qualifications.

This Opinion is only given:

(a)	in respect of and is limited to the Relevant Laws as applied by the courts of the Relevant Jurisdictions which are in force at 9.00am Sydney time on the date of this Opinion; and

(b)	on the basis that it will be governed by and construed in accordance with the laws of the Relevant Jurisdictions.

This Opinion is given for the sole benefit of each Addressee personally and only in relation to the Documents and other than with, and to the extent of, our prior written consent, may not be:

(a)	transmitted, or subject to paragraph 7, disclosed to any other person;

(b)	used or (subject to paragraph 7) relied upon by any other person or used or relied upon by an Addressee for any other purpose; and

(c)	subject to paragraph 7, filed with any government agency or any other person or quoted or referred to in any public document.

7.	Consent to filing

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Parent Guarantor as of the date hereof and incorporation thereof into the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully

/s/ Richard Gray
Richard Gray
Partner
K&L Gates